CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Registration Statement on Form N-1A of Lifetime Achievement Fund, Inc., a series of Northern Lights Fund Trust III, and to the use of our report dated February 28, 2012 on the financial statements and financial highlights of the Fund. Such financial statements and financial highlights appear in Lifetime Achievement Fund Inc.’s 2011 Annual Report to Shareholders.

We further consent to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 25, 2012